Exhibit 99.1

For Immediate Release:

Contact: Stephen Kuchen, CFO

732-739-2900, x603

skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES ANNOUNCES 3RD QUARTER RESULTS

MATAWAN, NJ, November 6, 2012 PacificHealth Laboratories, Inc. (OTCQB: PHLI) (OTCBB: PHLI), a leading sports nutrition company, today reported its financial results for the quarter and nine months ended September 30, 2012.

Third Quarter & Nine Months 2012 vs. 2011 Financial Results

Revenues were $1,721,119 for the third quarter and $5,701,292 for the nine months ended September 30, 2012 compared to $1,971,624 and $5,948,461, respectively, for the same periods in 2011. Net loss for the third quarter of 2012 was ($345,439), or ($0.02) per share, and net loss was ($454,965), or ($0.02) per share, for the nine months ended September 30, 2012 compared to a net loss of ($116,675), or ($0.01) per share for the third quarter of 2011 and net income of $2,324, or $0.00 per diluted share, for the nine months ended September 30, 2011. Gross margins decreased primarily as a result of across the board raw material price increases, most notably higher protein costs. General and administrative expenses increased $37,842 in the third quarter and increased $161,865 for the nine months ended September 30, 2012 compared to the same periods in 2011 primarily as a result of the Company’s investment in internet and social marketing expenses in 2012 of approximately $49,000 for the quarter and $206,000 for the first nine months.

At September 30, 2012, the Company had cash, cash equivalents, and other short-term investments of $324,477 compared to $820,904 at December 31, 2011. Current assets exceeded current liabilities by approximately $676,000 at September 30, 2012.

Fred Duffner, President and CEO of PacificHealth Laboratories, said, “The biggest impact to revenue in the third quarter was the transitioning from our old formula ACCELERADE and ENDUROX R4 to our new all-natural formulas. Our largest bicycle customer that transitioned over to all-natural in June had to manage through the sell-through of the old formula in the third quarter which negatively impacted purchases from us. In addition, we invested in markdown monies in support of the sell-through of the old formula with them and other major customers.  This coupled with the reduction in inventory purchases by our nutritional channel customers has impacted our year to date revenues.

Mr. Duffner added, “We have completed the transition over to new all-natural formulas and new labeling in the marketplace as one of our key initiatives for 2012. We brought the management of our social and web-based marketing in-house as of the end of the third quarter which should reduce our G & A expenses moving forward. We also launched Body Glove Surge in August into Southern California as another of our key initiatives for 2012.”

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Mr. Duffner concluded, “Although revenue results are below expectations we have completed the key initiatives to support our base business and launched Body Glove Surge which we believe provides us the opportunity to expand PHLI beyond its current channels and into broader distribution moving forward into 2013.”

About PacificHealth Laboratories. Inc.

PacificHealth Laboratories, Inc. (OTCQB: PHLI.OB) (OTCBB: PHLI.OB), founded in 1996 by two prominent scientists, started with a singular purpose – to help athletes achieve their personal goals. We never lost sight of that mission. Collaborating with some of the world’s top nutritionists, biochemists and sports scientists, our research and products have reshaped sports nutrition. Our discoveries help muscles work stronger, faster and longer and are an integral part of the daily training and race regimens of athletes at all levels. However, we are most proud of the simple fact that our products “power your passion.” To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects," "plans," "will,, "estimates," "forecasts," "projects," or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.

STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(UNAUDITED)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Revenues:
Net product sales	$1,721,119	$1,971,624	$5,701,292	$5,948,461

Cost of goods sold	1,136,016	1,120,865	3,505,914	3,332,367

Gross profit	585,103	850,759	2,195,378	2,616,094

Operating expenses:
Sales and marketing	339,098	414,453	842,523	983,496
General and administrative (Includes related party consulting
of $48,189, $48,000, $146,809 and $139,000, respectively)	567,427	529,585	1,739,924	1,578,059
Research and development	16,458	16,141	51,945	40,936
	922,983	960,179	2,634,392	2,602,491
(Loss) income before other expense and
provision for income taxes	(337,880)	(109,420)	(439,014)	13,603

Other expense:
Other income	-	-	-	2,100
Interest income	125	112	359	391
Interest expense	(7,684)	(7,367)	(16,310)	(13,770)
	(7,559)	(7,255)	(15,951)	(11,279)
(Loss) income before provision for income taxes	(345,439)	(116,675)	(454,965)	2,324

Provision for income taxes	-	-	-	-

Net (loss) income	$(345,439)	$(116,675)	$(454,965)	$2,324

Basic (loss) income per share	$(0.02)	$(0.01)	$(0.02)	$0.00

Diluted (loss) income per share	$(0.02)	$(0.01)	$(0.02)	$0.00

Weighted average common shares - basic	20,871,772	20,865,257	20,871,772	19,100,056

Weighted average common shares - diluted	20,871,772	20,865,257	20,871,772	19,330,073

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

 (UNAUDITED)

ASSETS

	September 30,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$274,477	$745,904
Other short-term investments	50,000	75,000
Accounts receivable, net	676,572	369,376
Inventories, net	746,104	571,403
Prepaid expenses	93,968	91,479
Total current assets	1,841,121	1,853,162

Property and equipment, net	140,182	26,729

Deposits	10,895	10,895

Total assets	$1,992,198	$1,890,786

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$25,000	$37,500
Notes payable	29,864	19,679
Accounts payable and accrued expenses (Includes related
party of $16,000 and $32,000, respectively)	1,059,183	546,712
Deferred revenue	51,024	56,170
Total current liabilities	1,165,071	660,061

Commitments

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
20,871,772 shares	52,179	52,179
Additional paid-in capital	21,364,686	21,313,319
Accumulated deficit	(20,589,738)	(20,134,773)
	827,127	1,230,725
Total liabilities and stockholders' equity	$1,992,198	$1,890,786

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